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                                                       EXHIBIT 21 - Subsidiaries

Except as otherwise noted, INTERMET Corporation owns, either directly or indirectly, all of the equity interests in the following subsidiaries. In each case, the following list shows the name of the subsidiary, its jurisdiction of incorporation and the names, if any, under which such subsidiary does business.

Lynchburg Foundry Company, Virginia, Intermet Archer Creek Foundry, Intermet
        Radford Foundry
Northern Castings Corporation, Georgia, Intermet Hibbing Foundry
Ironton Iron, Inc., Ohio
Intermet International, Inc., Georgia, Intermet Columbus Machining, Intermet New
        River Foundry
Columbus Foundry, L.P., Delaware, Intermet Columbus Foundry
SUDM, Inc., Michigan
Intermet Holding Company, Delaware
Alexander City Casting Company, Inc., Alabama
Tool Products, Inc., Delaware, Intermet Minneapolis Plant, Intermet Jackson
        Plant
Sudbury, Inc., Delaware
Cast-Matic Corporation, Michigan, Intermet Stevensville Plant
Frisby P.M.C., Incorporated, Illinois
Transnational Indemnity Company, Vermont
Wagner Castings Company, Delaware, Intermet Decatur Foundry
Wagner Havana, Inc., Delaware, Intermet Havana Foundry
Diversified Diemakers, Inc., Delaware, Intermet Monroe City Plant, Intermet
        Hannibal Plant, Intermet Palmyra Plant
Ganton Technologies, Inc., Illinois, Intermet Racine Plant, Intermet Pulaski
        Plant, Intermet Racine Machining
Intermet Netherlands, B.V., Netherlands
Intermet European Foreign Holdings Corporation, B.V., Netherlands
Intermet Holding, B.V., Netherlands
Intermet Europe GmbH, Germany
Intermet Neunkirchen Foundry GmbH, Germany, Intermet Neunkirchen Foundry,
        Intermet Ueckemunde Foundry
Fundico Nodular, SA, Portugal (50% interest), Intermet Portcast Foundry